As filed with the Securities and Exchange Commission on June 12,
1998
                                       Registration No. 333-56539
=================================================================

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                    _________________________

                POST-EFFECTIVE AMENDMENT NO. 1 TO
                            FORM S-8
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933
                    _________________________

          OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP
     (Exact name of registrant as specified in its charter)

        MARYLAND                        52-1394232
(State or other jurisdiction (IRS Employer Identification No.)
of organization)

               7200 Wisconsin Avenue, Suite 1100
                    Bethesda, Maryland 20814
                   Telephone:  (301) 654-3100
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

          OXFORD TAX EXEMPT FUNDII LIMITED PARTNERSHIP
                       INCENTIVE BAC PLAN
                      (Full title of Plan)
                    _________________________
                      MARC B. ABRAMS, ESQ.
                         General Counsel
              Oxford Tax Exempt Fund II Corporation
                7200 Wisconsin Avenue, Suite 1100
                    Bethesda, Maryland 20814
                   Telephone:  (301) 654-3100
    (Name, address, including zip code, and telephone number,
           including area code, of agent for service)
                    _________________________
                           Copies to:

                     ROBERT B. ROBBINS, ESQ.
                    ELISABETH J. HARPER, ESQ.
                 Shaw Pittman Potts & Trowbridge
                       2300 N Street, N.W.
                     Washington, D.C.  20037










=============================================================
     PROSPECTUS
     ----------


       593,435 Beneficial Assignee Interests (BACs) representing assignments of limited partnership interest in


        OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP
        _____________________________________________

   All   of   the  beneficial  assignee  interests   ("BACs")
representing assignments of limited partnership interest in Oxford Tax Exempt Fund II Limited Partnership ("OTEF II") offered hereby (the "Offering") are being offered by certain BAC Holders of OTEF II. See "Selling BAC Holders." OTEF II will not receive any of the proceeds from the sale of the BACs offered hereby. The BACs are traded and listed on the American Stock Exchange (the "AMEX") under the symbol "OTF." On June 10, 1998, the closing sale price for the BACs as reported on the AMEX was $27.88 per BAC.

      The sale or distribution of all or any portion of the BACs offered hereby may be effected from time to time by the Selling BAC Holders directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the AMEX, in the over-the-counter market, on any national securities exchange on which the BACs are listed or traded, in negotiated transactions or otherwise, at the market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus is June 12, 1998
















                     AVAILABLE INFORMATION

      OTEF II is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the
Commission: Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, OTEF II's BACs are listed on the American Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

      OTEF  II  has  filed with the Commission  the  Registration
Statement, of which this Prospectus is a part, under the Securities Act, with respect to the BACs. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding OTEF II and the BACs, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed under the Exchange
Act by OTEF II with the Commission and are incorporated herein by reference:

     (1)  Articles  of  Incorporation  of  OTEF  II  Corporation.
          (Incorporated by reference from Exhibit  3(a)  to  OTEF
          II's Registration Statement on Form 10.)

     (2)  Bylaws  for  OTEF  II  Corporation.   (Incorporated  by
          reference  from Exhibit 3(b) to OTEF II's  Registration
          Statement on Form 10.)

     (3)  Articles   of   Incorporation  of  OTEF   II   Assignor
          Corporation.   (Incorporated by reference from  Exhibit
          3(c) to OTEF II's Registration Statement on Form 10.)

     (4)  Bylaws  of OTEF II Assignor Corporation.  (Incorporated
          by   reference   from  Exhibit  3(d)   to   OTEF   II's
          Registration Statement on Form 10.)

     (5)  Certificate   of  Limited  Partnership  of   OTEF   II.
          (Incorporated by reference from Exhibit  4(a)  to  OTEF
          II's Registration Statement on Form 10.)

     (6)  Third   Amended  and  Restated  Agreement  of   Limited
          Partnership  of OTEF II.   (Incorporated  by  reference
          from Exhibit 4 to OTEF II's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997.)

     (7) OTEF II's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997 filed on June 18, 1997.

     (8)  Amendment to the Certificate of Limited Partnership  of
          OTEF II. (Incorporated by reference from Exhibit 4(d) to OTEF II's Registration Statement on Form 10.)

     (9)  OTEF II's Annual Report on Form 10-K for the year ended
          December 31, 1997.

     (10) OTEF II's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

       All documents filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of BACs to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus except as so amended or superseded. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

      OTEF II undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to Oxford Tax Exempt Fund II Corporation, 7200 Wisconsin Avenue, Suite 1100, Bethesda, Maryland, 20814, Attention: General Counsel (telephone number: (301) 654-3100).

                             OTEF II

     Oxford Tax Exempt Fund II Limited Partnership ("OTEF II") is a Maryland limited partnership that became the successor to Oxford Tax Exempt Fund Limited Partnership, in connection with a plan to restructure OTEF (the "1995 OTEF Restructuring Plan). Oxford Tax Exempt Fund II Corporation, a Maryland corporation is OTEF II's managing general partner (the "Managing General Partner").

  Under the terms of the 1995 OTEF Restructuring Plan, on June 1, 1995, OTEF transferred all of its assets, including its portfolio of fifteen tax-exempt mortgage revenue bonds (the "Mortgage Revenue Bonds"), to OTEF II in exchange for all of the existing beneficial assignee interests (the "BACs") representing assignments of limited partnership interests in OTEF II and the assumption by OTEF II of all of OTEF's liabilities. The BACs were distributed on June 30, 1995 to the holders (the "OTEF BAC Holders") of beneficial assignee certificates representing assignments of limited partnership interests in OTEF, who thereby became OTEF II BAC Holders. An information statement dated June 26, 1995 (the "Information Statement") was furnished to the OTEF BAC Holders in connection with the distribution of the OTEF II BACs to them (the "Distribution").

     The Mortgage Revenue Bonds are secured by first mortgage loans on ten garden apartment communities and four senior living communities. Pursuant to the 1995 OTEF Restructuring Plan, the Managing General Partner currently is completing the refundings of the Mortgage Revenue Bonds. Refunding a Mortgage Revenue Bond involves exchanging that bond for newly issued senior Series A Bonds and subordinated Series B Bonds (collectively, the "Refunding Bonds") with the same aggregate principal amount as the Mortgage Revenue Bonds. As of April 30, 1998, OTEF II had completed refunding transactions for 12 of the Mortgage Revenue Bonds in its portfolio. These bonds have an approximate aggregate principal amount of $243 million and comprise approximately 88% of OTEF II's portfolio.

     OTEF transferred the Mortgage Revenue Bonds to OTEF II in order to facilitate the refundings and to permit the implementation of a new business plan (the "Liquidity and Growth Plan") designed to, among other things, provide the OTEF II BAC holders with liquidity in their investment and to increase the distributions on the BACs.

      Under the Liquidity and Growth Plan, OTEF II (i) listed the BACs for trading on the American Stock Exchange, and (ii) has sold and will continue to sell interests in the Refunding Bonds or issue debt that may be secured by such interests (together, the "Financings"). The Managing General Partner is investing the proceeds of Financings and any additional funds that are available for investment primarily in tax-exempt instruments, such as whole tax exempt mortgage revenue bonds and portions of such bonds (including junior positions), and securities of other entities which primarily hold tax-exempt mortgage revenue bonds. OTEF II also may invest in multifamily real estate, senior living facilities or residential health care facilities, or other direct or indirect debt or equity interests in such real estate. Since December 1997, OTEF II has completed acquisitions of assets totaling in excess of $60,000,000.

      OTEF  II's executive offices are located at 7200  Wisconsin
Avenue, Suite 1100, Bethesda, Maryland 20814, and its telephone number is (301) 654-3100.

                         USE OF PROCEEDS

     All of the BACs offered by this Prospectus, when offered for sale hereunder, will be offered and sold for the account of the Selling BAC Holders. OTEF II will not receive any proceeds from the sale of such BACs. See "Selling BAC Holders."

SELLING BAC HOLDERS

      This Prospectus relates to the offer and sale from time to time of up to 593,435 beneficial assignee interests ("BACs") representing assignments of limited partnership interest in OTEF
II. The BACs offered hereby are held by the following six individuals: Leo E. Zickler, Francis P. Lavin, Robert B.
Downing, Mark E. Schifrin, Marc B. Abrams and Richard B. Singleton (collectively, the "Selling BAC Holders"). All of the Selling BAC Holders are directors and/or officers of the Managing General Partner and/or its parent, Oxford Realty Financial Group, Inc.


      The following chart shows the number of options to purchase
BACs (the "Options") currently held by each Selling BAC Holder and the number of BACs of each Selling BAC Holder issuable upon exercise of the Options and being offered hereby:

Name of                Options Beneficially     Number of BACs
------------------     -----------------------  --------------
Selling BAC Holder     Owned Prior to Offering  Offered Hereby
------------------     -----------------------  --------------
Leo E. Zickler                 163,031              163,031
Francis P. Lavin               163,031              163,031
Robert B. Downing               82,150               82,150
Mark E. Schifrin                75,620               75,620
Marc B. Abrams                  61,606               61,606
Richard R. Singleton            47,997               47,997
--------------------           -------              -------
Total BACs                     593,435              593,435
                               =======              =======


Based on the number of Options owned as of the date of this Prospectus, and assuming the sale of all of the BACs offered hereby, the Selling BAC Holders will not own any Options or BACs upon completion of the Offering.

                      PLAN OF DISTRIBUTION

      The sale or distribution of all or any portion of the BACs may be effected from time to time by the Selling BAC Holders directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the AMEX, in the over-the-counter market, on any other national securities exchange on which the BACs are listed or traded, in negotiated transactions or otherwise, at the market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. OTEF II will not receive any of the proceeds from the sale of the BACs.

      The methods by which the BACs may be sold or distributed include, without limitation, (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the BACs as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus,
(iii) exchange distributions and/or secondary distributions in accordance with the rules of the AMEX, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (v) pro rata distributions as part of the liquidation and winding up of the affairs of the Selling BAC Holders, and
(vi) privately negotiated transactions. The Selling BAC Holders may from time to time deliver all or a portion of the BACs to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The Selling BAC Holders and the broker-dealers participating in the distribution of the BACs may be deemed "underwriters" within the meaning of the Securities Act and any profit on the sale of the BACs by the Selling BAC Holders and any commissions received by any such broker-dealers may be regarded as underwriting commissions under the Securities Act of 1933, as amended (the "Securities Act"). Underwriters, brokers, dealers or agents may be entitled, under agreements with OTEF II, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. The Selling BAC Holders may sell all or any portion of the BACs in reliance upon Rule 144 under the Securities Act. The BACs may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

      OTEF II will pay all expenses in connection with the registration of the BACs. The Selling BAC Holders will pay for any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the BACs.

     BACs not sold pursuant to this Registration Statement may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or other exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose BACs are aggregated) who has satisfied a one-year holding period, may, under certain circumstances, sell within any three-month period a number of BACs which does not exceed the greater of one percent of OTEF II's outstanding BACs or the average weekly reported trading volume of the BACs during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of BACs by a person who is not an affiliate of the Company and who has satisfied a two-year holding period, without any volume limitation. Therefore, both during and after the effectiveness of the registration statement on Form S-3 of which this Prospectus is a part (the "Registration Statement"), sales of the BACs may be made by the Selling BAC Holders pursuant to Rule 144.

                           EXPERTS

     The financial statements and schedule incorporated in this Prospectus by reference to OTEF II's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by
Coopers & Lybrand LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

LEGAL MATTERS

     The legality of the issuance of the BACs will be passed upon for OTEF II by Shaw Pittman Potts & Trowbridge.

     SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on the 12th day of June, 1998.

                    OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP

                    By: Oxford Tax Exempt Fund II Corporation,
                        managing general partner


                    By: /s/ FRANCIS P. LAVIN
                        -----------------------------------------
                        Francis P. Lavin
                        President and Chief Executive Officer














      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


    Signatures                  Title                  Date
    ----------            ---------------------   --------------

/s/ LEO E. ZICKLER        Chairman of the Board
------------------------  of Directors and         June 12, 1998
Leo E. Zickler            Chief Executive
                          Officer of OTEF II
                          Corporation

/s/ FRANCIS P. LAVIN      Director and President   June 12, 1998
------------------------  of OTEF II Corporation
Francis P. Lavin          (Principal Executive
                           Officer)

/s/ ROBERT B. DOWNING     Director and Executive   June 12, 1998
------------------------  Vice President of OTEF
Robert B. Downing         II Corporation

                          Senior Vice President
/s/ RICHARD R. SINGLETON  and Chief Operating      June 12, 1998
------------------------  Officer of OTEF II
Richard R. Singleton      Corporation (Principal
                          Financial and
                          Accounting Officer)




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